EXHIBIT 14.1

COMMUNITY MUTUAL SAVINGS BANK

CODE OF ETHICS

Re-Affirmed by the Board of Trustees on January 19, 2006

Community Mutual Savings Bank is an equal opportunity employer. It is the policy of the Bank to provide for and promote equal employment opportunity in employment, compensation and other terms and conditions of employment without discrimination on the basis of age, race, creed, color, national origin, religion, gender, sexual orientation, disability, veteran status or marital status. This list is not exhaustive of the grounds on which discrimination is prohibited.

“The reputation of any financial institution depends on the conduct and values of its staff”. This quotation, from the Commission on Safety and Soundness Report of the American Bankers Association, clearly defines the logic and reasoning behind a bank’s establishment of a written C code of ethics. At various times, Community Mutual Savings Bank has dealt with the general behavior of its employees and trustees or items of a specific nature as they relate to the Bank. As the complexities of the business world continue to increase, it appears that a more formal definition of acceptable business practices, a code of ethics, will be useful, if not necessary, to assist those persons representing the Bank.

Community Mutual Savings Bank has survived as an independent organization based on its financial commitment to its customers and service area, and perception in the eyes of our communities as upholding a public trust for honesty. This public trust is directly attributable to the conduct, both in the business and the personal affairs of the Bank’s staff and Board, and is deserving of our unsurpassed gratitude. Conversely, the conflict or suspected conflict with this public trust by anyone representing the Bank will potentially discredit the organization in its entirety.

No document can outline or detail all facets of any subject. Community Mutual Savings Bank’s “Code of Ethics” is no exception. The items related to in this statement are not all inclusive, but rather will attempt to outline some areas which are prohibited, some areas that should be disclosed, and/or areas that should be monitored. No employee of the Bank should feel that these items are directed at them personally, because they are not!

Conflicts of interest can arise in the ordinary course of any business relationship. The very fact that the Bank encourages commitment to community activities with Bank customers often will place representatives of the Bank in the position of possible conflicts of interest. The early disclosure of these conflicts can usually mitigate any adverse or illegal consequences. A brief review of some areas might be helpful. Officers and trustees of Community Mutual Savings Bank are not permitted to borrow from the Bank, even in arm’s length transactions. In this way, no cases of “insider” loan abuses are probable. Personal borrowings, investments and other outside employment can easily become potential conflicts. It is the current practice of the executive officers of the Bank to disclose any borrowings from any correspondent bank of Community Mutual Savings Bank. Both business and personal transactions with suppliers of the Bank must be conducted at market rates. The records of the Bank must be kept confidential. The release of information dealing with the records of the Bank or its customers must be nonexistent. Gift giving and gift taking are areas of potential conflicts. Certainly, the vast areas of political contributions and political favors have multiple potentials for conflicts of interest.

Trustees of banks have an increasing role in the ethical conduct, not only of their own affairs, but those of other trustees, officers, and the corporate entity. Trustees must familiarize themselves with the myriad of their ever-changing applicable statutory responsibilities. They must exercise reasonable diligence and common sense in pursuit of their duties. The combination of bank insurance and indemnification and each individual’s personal insurance should be maintained to protect ones assets. A trustee is not legally liable for making a wrong decision. A trustee is liable for making an uninformed decision which lacks the care and prudence required to make an intelligent decision, prudent business judgement.

Trustees must pay particular attention to the legal precedents and findings of recent court rulings. The records of the Bank and the Board of Trustees Meetings are the best defense to most actions. Recently, records which have been requisitioned by courts, have included:

- the regularity of Board of Trustee Meetings.

- the attendance patterns of Board members. Are trustees made aware of items discussed in their absence for which they can be liable?

- the review of management reports as part of the Board meeting process.

- the activities of any loan committees. Any group responsible for approval of loans has responsibility to be alert to potential problems.

- the function of the examining committee and the examinations performed. Have exams been scheduled at regular intervals and have problems been addressed?

- abnormal fluctuations in account balances or account totals.

- a review of the lending and investment policies of the Bank.

- actions taken on known irregular acts of officers or employees. The Board can have responsibility for illegal acts, either for knowing they existed and not taking action or for not knowing that they took place when they should have known.

- any evidence that officers appear to be living beyond their means. If a trustee senses this situation, he is obligated to investigate, even though there may be no wrong-doing.

- evidence of self-dealing by bank “insiders”. If a transaction is made which is less in the best interest of the Bank than the recipient, the transaction should be questioned.

These areas of general business operations covered for employees, officers and trustees are merely areas of possible liability and/or unethical behavior. Based on these, the Bank has attempted to develop guidelines for its representatives.

Confidentiality of Corporate Records

Each new employee, when hired, signs an agreement with the Bank in which he or she agrees to protect the records of the Bank both verbally and in written form. This includes records of the Bank itself, and records of customers of the Bank.

All records are confidential. No information should be released to any party, either verbally or in writing, without the written consent of the account holder or as legally required. Discussions of corporate business off premises must be carefully viewed for any manner in which the confidentiality of the information is placed at risk. Information regarding credit risk should never be discussed with any person other than those directly related to the credit evaluation function, even other employees within the Bank. Specific details of delinquent loans must not be released outside of the Bank even though this information is common knowledge within the Bank.

The confidentiality of employee records is of paramount importance. Those with access to personnel records have an obligation to ensure confidentiality of those records. Similarly, payroll records must be maintained with absolute security mandates. Any deviation of this trust, either by parties intentionally violating the privacy of these records or anyone divulging the information contained in these records, will be dealt with severely.

At their hiring, each employee is informed about the confidentiality of payroll records, their own and others. This involves excluding salary from discussions and removal of all written evidence of payroll (i.e. payroll stubs and bank statements) from the premises without discussion. Any questions regarding payroll must be discussed with an executive officer only.

Lastly, when requested by the media to comment on any issue, the request should be referred to the President, or in his absence, the Executive Vice President. No comments should be made other then referring them to the correct party for any reason, including providing “personal opinions”.

Receipt of Gifts

This topic has been dealt with at length over the last two years with regard to the Federal Bank Bribery Statute. The justice Department has issued guidelines in an attempt to clarify the regulation drawing parallels to guidelines for Federal employees. Their memorandum provides that with regard to prosecution:

“…it may be appropriate to provide exceptions (1) governing obvious family or personal relationships where the circumstances make it clear that it is those relationships rather than the business of the persons concerned which are the motivating factors - the clearest illustration being the parents, children or spouses of federal employees; (2) permitting acceptance of food and refreshments available in the ordinary course of luncheon or dinner or, other meeting or inspection tours where an employee may properly be in attendance; or (3) permitting acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities of employees, such as home mortgage loan.”

As such, and although these guidelines may or may not be so interpreted by individual prosecuting attorneys, the Bank’s policy regarding acceptance of “anything of value” will be in accordance with the above guidelines.

Although most gifts would be acceptable, substantial gifts of any kind, whether in the form of food, merchandise, unusual discounts, entertainment, or excessive use of a customer’s or supplier’s facilities should be courteously declined as contrary to policy.

Any doubt about a particular instance can be referred to an executive officer for clarification. It is the policy of the Bank that all gifts be disclosed to the managing officers of each branch for referral, if necessary, to the President.

Giving of Gifts

It is the Bank’s policy that no gifts are given to any person in the name of the Bank without prior approval of the President, or in his absence, the Executive Vice President. Each expense will be properly recorded on the financial records of the Bank.

Conflicts of Interest

Employees should not commence or continue any personal or business relationship which would result in a breach of trust or an implication of a breach of trust in the eyes of the public. Employees must avoid business opportunities which come to their attentions as a result of their duties with the Bank.

All employees, officers and trustees will periodically be required to complete questionnaires regarding outside affiliations.

As previously mentioned, the Bank encourages, and in some cases requires, participation in outside affairs with professional, civic, and charitable groups. These participations are acceptable provided they are legal under statutory or administrative requirements and do not adversely effect ones ability to perform ones duties at the Bank.

Employees who are approached to join the Board of Directors of any organization must first obtain the approval of the President, whether the organization is non-profit or for-profit. The exceptions to this requirement are religious and political organizations. Employees should not make commitments to outside organizations without prior approval.

Outside employment by officers of the Bank is prohibited without the prior approval of the President. Outside employment by employees is permitted provided the employment is not covered under any of the following categories:

- with a competitor,

- as an auditor or accountant,

- as an investment advisor,

- as an insurance broker or agent, or

- as a real estate broker, contractor or agent.

Investments

Although the choice of investments is a personal decision, there are times when these choices come into conflict with the general conduct of business. As such, the following rules apply to these conflicts:

1. Employees are not permitted to maintain margin accounts, directly or indirectly, without approval of the Board of Trustees.

2. Information obtained in the course of business from customers which is not available to the general public can not be used for the investment decisions of the Bank or for personal gain.

3. Brokerage firms are not to be approached for special concessions based on business referred to them either from customers or the Bank itself. Any special treatment offered, either to direct business to or for business previously directed, must be politely refused.

4. Constant trading of securities requires excessive time away from the business of the Bank and will not be permitted on Bank time or at its expense. Contact with brokers must be kept to a minimum during banking business hours.

Political Contributions

Federal and State laws limit the actions of the Bank in contributing corporate funds or property in support of a political party or candidate. As such, the Bank is limited in its ability to support candidates with funds, employees or bank premises. Any questions as to the propriety of any action regarding the political system should be referred to the President before any steps are taken by any employee. It should be noted that any action taken would be illegal if it was perceived to be for the benefit of the Bank if the Bank could not legally take such action itself. This is not meant to discourage the political activity of individuals not acting as agents of the Bank.

Self-Dealing

In accordance with banking law, the Bank may not deal directly or indirectly with a trustee of the Bank except under circumstances where the trustee is not a key employee or owner of the supplying firm in question. Carrying that theory of dealing with the Bank a step further, the Banking Department, based on a 1949 Attorney General’s ruling, has ruled that a trustee cannot purchase any bank property, even in an arm’s length transaction because in a sale, both buyer and seller benefit, so the trustee would derive benefit from the bank beyond those means acceptable under law.

An employee may not purchase any item of bank property received by any means other than a direct purchase of the asset (i.e. an employee cannot purchase property in foreclosure or REO). The transaction must be an arm’s length transaction at prevailing market conditions to be allowed. It must also have prior approval of the President or Executive Vice President to be consummated.

Expenses which are reimbursable by the bank will only be recovered for ordinary and necessary business purpose matters. Except under “unusual” circumstances, no reimbursement will be made for travel or entertainment expenses without proper receipts. “Unusual” circumstances would include customary nominal gratuities for which receipts are not normally received or, nominal charges for which no receipt was received but would have had to have been incurred under normal conditions.

Other than as an approved signature authority, no officer, employee or agent for the bank will have control over disbursements from the bank. Further, disbursements from the bank shall be only for legitimate bank purposes and each shall be clearly disclosed in the bank’s financial records.

Guidelines for the Correct Use of E-Mail

E-Mail allows officers and employees to communicate with each other, as well as other people outside the bank. However, it must be made clear that in the workplace, computers and their software are the property of the bank and officers and employees should not accept any personal privacy on the E-Mail system.

Personal correspondence and messages will not be permitted and Management can and will monitor all E-Mail transmissions. Abuse of this policy by employees could result in disciplinary action or possible termination.

Passwords

The current CRT Security System is made available by Financial Services, Inc. (FSI). Passwords are personally selected by individual Officers, Platform Assistants, Head Tellers, Tellers and Clerical staff. Care is exercised to ensure that all passwords are confidential. Disclosure of an individual’s password is a violation of the bank’s policy and can result in disciplinary action. Officers and employees are instructed not to disclose their passwords and to use caution when entering their passwords into the CRT Security Systems.

Passwords are changed at least every three (3) months and each individual is required to select a new password - one that has not been used for five (5) previous quarters. The CRT Security Administrator, Ms. Diane E. Cocozzo, Senior Vice President, is charged with the responsibility of password changes, additions and deletions to the CRT System.

Notification of Disclosure of Impropriety

It is the responsibility of all Bank employees to report any and all improprieties that exist at the Bank to proper personnel.

An impropriety exists when an action is taken that conflicts with or deviates from the policy and procedures of Community Mutual Savings Bank as stated in the operation manual and in the Code of Ethics or violates any law, rule or regulation (State or Federal).

For example, if a manager, head teller or teller continuously ignores the bank’s procedure for reporting large cash transactions and another employee is witness to the continuing violation, it is that employee’s obligation to notify their supervisor.

Employees are responsible for reporting said improprieties to their supervisor. If this is not appropriate i.e. supervisor is a party to the impropriety, than the employee should inform an Executive Officer and the Internal Auditor. If an impropriety is reported to a supervisor and the impropriety continues, the employer should advise an Executive Officer and the Internal Auditor immediately.

Failure to comply with the notification and disclosure policy will result in the appropriate disciplinary action to all employees involved in, and with knowledge of, the existing impropriety and may result in termination of any and/or all parties.

If anyone suspects instances involving legal, regulatory, accounting or ethical corporate wrongdoing, in addition to the other ways contained herein, you have the option to report this information to the Bank’s Examining Committee. There are laws and policies in effect to safeguard you against any negative repercussions as a result of voicing a criticism, becoming a “whistleblower”.

The members of the Audit Committee are Mr. Matthew McCrosson, Mr. William V. Cuddy, Jr., Dr. Cheri Mazza and Mrs. Annemarie V. Romagnoli.

The Audit Committee contact is Dr. Cheri Mazza.

Enforcement

Enforcement and disclosure of compliance are essential to the effectiveness of the code. The code has the full support of the Board of Trustees and the Bank’s executives. The Bank in most instances has endeavored to be general in its guidelines with prohibitions against only those items deemed absolutely necessary. If there is a question regarding an area of conduct, the rules of conduct must be discussed before you do it. Specific permission must be requested and favorably responded to by the President, or in his absence, the Executive Vice President, in writing, for all acts not specified within this Code.

The Bank will provide a copy of the Code of Ethics at the hiring of each new employee or election of each new Trustee. That employee or trustee will acknowledge receipt of the Code and awareness of its provisions. Initially, upon adoption, all employees and trustees will receive a copy of the Code and acknowledge receipt of same. Annually thereafter, each employee will reaffirm compliance with the Code.

Inasmuch as the Code of Ethics must be an integral part of the Bank’s reputation, failure of persons representing the Bank to comply with the code and its intent may result in the dismissal of any person.

Community Mutual Savings Bank has an obligation to its customers and its community. It has responsibilities to protect its employees from unintentional conflicts with opinions, ethics and laws, and its employees have a responsibility to protect the Bank from conflicts, whether intentional or unintentional. This Code of Ethics is not a penal code, but a guide to protect the Bank’s legal and moral relationships in order to continue its operation by enhancing the public trust which it has worked so hard to develop over these many years. We thank you for your cooperation and support.

I,                                         . do hereby acknowledge having received and read in its entirety, Community Mutual Savings Bank’s Code of Ethics, Manual Pages Section II-E page 1 through page 8. I understand what is required of me under this procedure and agree to comply with the terms of this procedure.

Signature

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